Exhibit 10.1

LICENSE AND DISTRBUTION AGREEMENT

This License and Distribution Agreement (together with all of its schedules, this “Agreement”) is made and entered into as of the Effective Date, by and between Cataclean Global Limited, a limited liability company organized under the laws of England and Wales with a principal place of business at Cataclean House, 30-48 Wellington Employment Park, 34 Dunes Way, Liverpool, United Kingdom ("Licensor") and Holley Performance Products Inc., 2445 Nashville Road, Suite B1, Bowling Green, Kentucky 42101 ("Licensee"), each also referred to herein individually as a "Party" or collectively as the "Parties," and supersedes all prior agreements between the parties relating to the subject matter hereof.

RECITALS

WHEREAS, Licensor wishes to grant an exclusive license to the Intellectual Property (as defined below) to Licensee for the purpose of development, manufacturing, marketing and sale of the product defined below; and

WHEREAS, Licensee wishes to receive such license to the Intellectual Property in order to engage in the development, manufacture, marketing and sale of the Product.

NOW THEREFORE, in consideration of the mutual promises, covenants, and conditions contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS

1.1.  “Affiliate” means and shall include 1) any entity that directly controls a Party to this Agreement, e.g., a parent company that owns a majority stake in one of the Parties; and/or 2) any entity that is indirectly controlled by a Party to the Agreement, e.g., a subsidiary in the corporate group of one of the Parties.

1.2.  "Confidential Information" means any information which is disclosed by one Party (the "Disclosing Party") to the other Party (the "Receiving Party"), directly or indirectly, in writing, orally, verbally, visually, graphically, via data files and software, or by inspection of tangible objects (including documents, prototypes, samples, plant, and equipment), and which is identified by the Disclosing Party and/or its Affiliates as proprietary or confidential, or which the Receiving Party and/or its Affiliates should reasonably regard as confidential. The Parties agree and acknowledge that Confidential Information shall include, without limitation, inventions, improvements, developments, derivative work, copyrighted material, trademark material, trade secret material, test protocols and test results, technical information, business information, financial information and marketing information. Confidential Information will not include information which at the time of disclosure i) was already known to the Receiving Party other than through disclosure under this Agreement, as evidenced by its written records, or ii) which is or will become published or otherwise generally available to the public (except as a result of improper disclosure by the Receiving Party), or iii) which is or will be obtained by the Receiving Party from a third party provided that the third party does not have an obligation of confidentiality with respect to such information, or iv) which will be developed or obtained independently of information received from the other party. This Section will survive any cancellation or termination of this Agreement for a period of ten (10) years after such cancellation or termination.

1.3.  “Governmental Body” means any court or governmental department, commission, board, bureau, agency, or instrumentality, federal province, state, territory, county, municipality, city, town, or other political jurisdiction whether domestic or foreign and whether now or in the future constituted or existing having or purporting to have jurisdiction over the business that is the subject of this Agreement or over any Party.

1.4.  "Intellectual Property" shall mean the patent and trademarks identified in Schedule A to this Agreement (including, without limitation, originals, divisions, continuations, continuations-in-part, provisional, extensions or reissues), and all Improved Products as defined below, inventions, discoveries, improvements, designs, design rights (whether registered or not and all applications for the foregoing), copyrights, methods, techniques, formulae, diagrams, rules, simulation models, test protocols and results, applications to register any of the aforementioned rights, trade secrets, rights in unpatented know-how, and any other intellectual or industrial property rights of any nature whatsoever in any part of the world, in each case, owned or controlled by Licensor or its Affiliates now or in the future.

1.5.  "Product" shall mean a commercially available fuel and exhaust system cleaner based on, related to or incorporating the Intellectual Property, including Licensor's bottle, label and all packaging

1.6.  "Effective Date" shall mean the date on which this Agreement is executed by both Parties.

1.7.  “Representative” of a Party means any director, officer, employee, contractor, agent, consultant, accountant, auditor, attorney, or other representative of such Party.

1.8.  "Territory" shall mean the United States, Canada, and Mexico.

2.1. GRANT OF LICENSE

2.1.1. Licensor hereby grants to Licensee an exclusive license to the Intellectual Property in the Territory for the term of this Agreement, solely and exclusively for developing, manufacturing, marketing, distributing, using and selling the Product. For clarity, the foregoing license grant shall include the right to market, distribute, and sell the Product through all sales channels, including all retail outlets and vendors, in the Territory and in Licensee’s discretion.

2.2. LIMITATIONS ON GRANT OF LICENSE

2.2.1. Licensee shall not be authorized to use and shall not use or authorize any third party to use any Intellectual Property except as expressly authorized by Section 2.1, except that Licensee may grant sub-licenses to authorized manufacturers and distributors to manufacture, distribute and sell the Product, provided Licensor takes commercially reasonable measures to ensure that sub-licensees abide by the packaging and quality requirements of this Agreement.

2.2.2. Licensee is prohibited from using the Intellectual Property on behalf of any agent. Licensee understands and agrees that it is receiving Confidential Information solely for its own use, and except for Licensee's Affiliates, Licensee shall not disclose Confidential Information to any third party, unless mutually agreed by the Parties.

2.2.3. Licensee shall not develop, manufacture, market (except for internet websites and other marketing which, by its nature, is not limited to the Territory) or sell the Product outside the Territory, without the prior written consent of Licensor.

2.2.4. Any and all goodwill associated with the Trademarks identified in Schedule A that is developed by Licensee in the Territory shall inure exclusively to the benefit of Licensor.

2.2.5. Nothing herein shall be construed as an assignment of any right in the Intellectual Property from Licensor to Licensee or as conferring any ownership rights in the Intellectual Property from Licensor to Licensee.

3. COMMERCIAL TERMS.

3.1. MANUFACTURE BY LICENSEE. All Product shall, in the Licensee’s discretion, be manufactured directly by Licensee or under Licensee's sub-contract to another for such manufacture.

3.2. LICENSE FEE; ROYALTY PAYMENT AND REPORTING.

3.2.1.  License Fee. Licensee shall pay to the Licensor a fee as set forth in Schedule B.

3.2.2.  Royalty. Within thirty (30) days after the end of each fiscal month, the Licensee will remit to the Licensor the royalty due on bottles of the Products manufactured as set forth in Schedule B during the immediately preceding month, and provide the Licensor with a written report, specifying the number of bottles of the Products that Licensee has manufactured or had manufactured during the immediately prior month and the calculation of the royalties due to the Licensor in connection therewith. (For example, all products manufactured in January 2025 would be paid within 30 days after the fiscal month-end of January 2025, or no later than February 2025.)

3.3.  MINIMUM SALES. Licensee will sell 750,000 bottles of the Product each year within the Territory during the Term of this Agreement.

3.4. LATE CHARGES. Regardless of manufacturer, any payment or part of a payment that is not paid when due shall bear interest at the rate of 1.5 percent (1.5%) per month from its due date until paid. Failure of the Licensee to pay any sum when due for three (3) consecutive months shall constitute sufficient cause for the Licensor to immediately suspend its performance hereunder and/or to terminate this Agreement pursuant to Section 12.

4. INDEMNIFICATION.

4.1.  BY LICENSOR. The Licensor agrees to indemnify, defend, and hold the Licensee and its Affiliates and its/their respective Representatives harmless from and against any and all losses, penalties, judgments, proceedings, investigations, suits, costs, claims, liabilities, assessments, awards, damages, judgments, settlements, fines, fees, and expenses (including, without limitation, interest, court costs, costs incurred in connection with any investigation or proceeding by any Governmental Body, reasonable fees of attorneys, accountants, or other experts, , mitigation expenses and expenses incurred in connection with the assessment or pursuit of rights to indemnification hereunder (collectively “Losses”), incurred by, imposed upon or asserted against the Licensee as a result of relating to or arising out of (i) the breach of any representation, undertaking, warranty, obligation, agreement or covenant of the Licensor in this Agreement, and (ii) any claims, demands, threats, proceedings or other actions taken by any other person claiming any right, title or interest in or to the Intellectual Property or Product, and (iii) any claims, demands, threats, proceedings or other actions taken by any customer or third-party against the Licensee or Affiliates or personnel that is attributable to any breach or failure on the part of the Licensor under this Agreement.

4.2.  BY LICENSEE. The Licensee agrees to indemnify, defend, and hold the Licensor harmless from and against any and all Losses incurred by, imposed upon or asserted against the Licensor as a result of relating to or arising out of (i) the breach of any representation, undertaking, warranty, obligation, agreement or covenant of the Licensee in this Agreement, and (ii) any claims, demands, threats, proceedings or other actions taken by any customer, sub-licensee or other third-party against the Licensor or its personnel that is attributable to any breach or failure on the part of the Licensee under this Agreement.

5. ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS. Each party shall promptly notify the other of any suspected third party infringement of the Intellectual Property. The primary right to institute a suit to enjoin such infringement shall be with Licensor, and if Licensor so elects, then all costs associated with pursuing legal recourse will be borne by the Licensor, and any recovery shall inure solely to the benefit of the Licensor. In the event that Licensor declines to institute a suit within ninety (90) days of learning of such infringement, then Licensee shall have the right, but not the obligation, to pursue legal recourse. In said circumstance, the costs incurred by Licensee in connection with such litigation shall be the sole obligation of Licensee, and any recovery shall inure solely to the benefit of the Licensee; provided that, however, any recovery obtained by Licensee for the full value of lost sales shall be subject to the royalty payment set forth herein to Licensor.

6. PRODUCT RECALL. If Licensee uses a different formula and produces a revised Product, Licensee shall be responsible for the organization and execution of any recall of a Product in the Territory. If Licensor provides the Product, or if Licensee produces the Product based on Licensor's formula, Licensor shall be responsible for the organization and execution of any recall of the Product in the Territory.

7. BOOKS AND RECORDS

7.1. Licensee will maintain adequate books and records relating to the manufacture and sale of the Products. Such books and records shall be available at their place of keeping during normal business hours for inspection by the Licensor its representative, for the purpose of determining whether the correct royalties have been paid to the Licensor in accordance with the terms of this Agreement, and whether the Licensee has otherwise complied with the terms of this Agreement. Licensor shall have the right to conduct such an audit upon thirty (30) days' advance notice twice each year. In the event that such an audit discloses an underpayment of more than five percent (5%), then the Licensee shall pay the costs of such audit.

7.2. Licensee will provide Licensor with the following reports:

7.2.1. Monthly report detailing by SKU actual total monthly sales and orders by customer and a twelve (12) month rolling forecast of sales and orders, with the first thirty (30) days frozen;

7.2.2. A quarterly copy of its price list reflecting for each SKU the current trade and retail prices for the Products in the Territory.

7.2.3. Monthly report on manufacturing returns by SKU.

8. QUALITY CONTROL AND PACKAGING.

8.1.  Upon reasonable notice by Licensor to Licensee, Licensee shall provide to Licensor a random sample of Product for analysis by Licensor. In the event the sample fails to conform to Licensor's specifications for the Product, Licensor shall so notify Licensee, providing sufficient detail to allow Licensee to remedy the failure to conform. In the event Licensee is not able to produce commercial qualities of a conforming Product within ninety

(90) days of notification by Licensor of the non-conforming condition, Licensor shall have the right to require Licensee to discontinue distribution of Product until such rectification has occurred.

8.2.  Licensee shall market and sell the Product only in association with Product packaging and labels, including bottles, approved in advance by Licensor. Approved packaging, labels and bottles as of the Effective Date are identified in Schedule C to this Agreement. Licensor may change the approved packaging at any time upon reasonable notice to the Licensee, provided the packaging complies with all applicable laws within the Territory and conforms to commercially reasonable standards for manufacture, shipping, display and sale.

8.3.  Licensee shall not develop, market or sell any "white label" version of the Product without the advance written consent of Licensor.

8.4.  Licensee will mark all Products with appropriate patent markings.

9. ADDITIONAL OBLIGATIONS.

9.1. ADDITIONAL LICENSEE OBLIGATIONS.

9.1.1.  Licensee shall establish a sales network consisting of sales representatives and other sales partners in the Territory. Such sales partners shall possess the know-how and structures necessary to effectively sell the Product. The Licensee shall conduct its business and exploit the market according to commercially reasonable standards.

9.1.2.  Licensee agrees to comply with all applicable laws and regulations and to obtain any required government approvals in the Territories pertaining to the sale, distribution and advertising of the Product.

9.1.3.  Licensee shall attempt to monitor applicable government regulations governing development and sale of the Product in the Territory and will inform Licensor of any changes to the Product that it may find through such attempts to be required to conform to such regulations. Under no circumstances does this clause remove or lessen any obligation of the Licensor to provide regulation-conforming Product to Licensee.

9.1.4.  Licensee shall maintain a four million dollar ($4,000,000) general commercial umbrella insurance policy, naming Licensor as an additional insured.

9.1.5.  Licensee shall be solely responsible for payment of all taxes incurred by the Licensee in connection with its sales activities.

9.2. ADDITIONAL LICENSOR OBLIGATIONS.

9.2.1.  The Licensor agrees to take all commercially reasonable steps to supply all Product to meet customer demand throughout the Territory.

9.2.2.  Licensor agrees to maintain the patents and trademarks identified in Exhibit A in full force and effect during their legal term by timely complying with all applicable fees, filings, laws and regulations. Licensor shall promptly provide to Licensee information and documentation concerning the status of the Intellectual Property or any new notices or requirements.

9.2.3.  Licensor shall immediately disclose to Licensee all updates regarding Licensor's development of all improvements to the Products, complementary products, new products and any products that may impact the sales of the Products (collectively "Improved Products"). Licensor shall immediately disclose to Licensee any new filings related to the Intellectual Property or the Improved Products, along with all prosecution of the Intellectual Property. Licensor will also give Licensee written notice (including by email) of Improved Products not less than ninety (90) days prior to the date such Improved Products are first offered for sale. Such notice shall include such information as is reasonably necessary for Licensee to understand the new or improved features. Notice shall also include the minimum advertised price as agreed upon per Schedule B, suggested retail and wholesale prices. Licensor will provide Licensee with commercially reasonable advance notice of other changes in specifications, formulation and packaging of the Product. All such Improved Products and changes shall automatically be included in the Products under this Agreement.

10. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

10.1.  The Receiving Party shall not, at any time during the term of this Agreement, or thereafter, communicate or disclose to any unauthorized person, without the advance written consent of the Disclosing Party, any Confidential Information of the Disclosing Party. All Confidential Information will remain the property of the Disclosing Party. Any portion of the Confidential Information which consists of documents prepared by the Receiving Party regarding the Disclosing Party's Confidential Information shall be the Confidential Information of the Disclosing Party. Nothing in this Agreement shall preclude the Receiving Party and its attorneys from complying with any applicable law regarding document preservation, or the requirement of disclosure due to a court order. Nothing in this Agreement shall preclude Licensee from disclosing Confidential Information to Licensee's Affiliates and authorized subcontractors, their authorized subcontractors and Licensee's parent company.

10.2.  To the extent the Disclosing Party grants the Receiving Party permission to disclose Confidential Information, such permission will be conditional on the Receiving Party obtaining from the third-party an executed confidentiality agreement in a form approved in advance by the Disclosing Party. However, the Receiving Party may disclose certain test protocols and test results in order to prove efficacy of the Product.

10.3.  Promptly upon termination of this Agreement, all Confidential Information will be returned to the Disclosing Party without the Receiving Party retaining any copies thereof.

10.4.  The confidentiality requirements set forth herein shall survive termination of this Agreement.

11. NON-COMPETITION. In order for the Licensor to reasonably protect its interests against the competitive use of any Intellectual Property or Confidential Information, because of the special nature of this Agreement, Licensee and its undersigned officers shall not, during the term of this Agreement and for a period of two (2) years thereafter, directly or indirectly, by ownership of securities or otherwise, engage in any business that distributes treatments specifically directed to cleaning catalytic converters or become associated with or render services to any person, business or enterprise so engaged, or engage in the development, manufacture or marketing of any other product specifically directed to cleaning catalytic converters, other than the Products.

12.  TERM AND TERMINATION.

12.1.  This Agreement will commence upon the Effective Date and will be perpetual, unless earlier terminated pursuant to the express termination rights specified in this Section 12 (the “Term”).

12.2.  Either Party may terminate this Agreement for cause at any time as follows:

12.2.1. In the event of a default or material breach of the terms of this Agreement by either Party, written notice thereof shall be given to the defaulting Party. Thereafter, the defaulting Party shall have sixty (60) days to cure said breach. In the event that said breach has not been cured within said sixty (60) day period, the non-defaulting Party may, in its reasonable discretion: (a) extend the cure period if the defaulting Party has commenced reasonable efforts to cure such breach, or (b) terminate this Agreement upon notice immediately after the expiration of the cure period.

12.2.2. By either Party upon written notice to the other Party if such other Party (A) becomes insolvent or bankrupt; (B) admits in writing its inability to pay its debts; (C) has a receiver or trustee appointed for it or its property, provided that if such appointment is involuntary, it is not terminated within sixty (60) days; (D) makes an assignment for the benefit of its creditors; (E) has commenced by, for or against it any proceedings under any law related to bankruptcy, insolvency or the reorganization or the release of debtors, provided that if such proceeding is involuntary, it is not terminated within sixty (60) days after its commencement; or (F) becomes liquidated or dissolved.

13. REPRESENTATIONS AND WARRANTIES.

13.1.  Each Party represents and warrants that it has the full legal right, power, authority and capacity to execute, deliver and fully perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Party and constitutes the legal, valid and binding agreement of the Party, enforceable against the Party in accordance with its terms.

13.2.  Licensor represents and warrants that there are no liens, claims against or other encumbrances on any Intellectual Property rights conferred by this Agreement, nor has Licensor conveyed any rights to any other party with respect to the Intellectual Property rights outside of the Territory conferred by this Agreement.

14.  LIMITATION OF LIABILITY. EXCEPT IN CONNECTION WITH EACH PARTY’S INDEMNIFICATION OBLIGATIONS, AND BREACH OF CONFIDENTIALITY OBLIGATIONS HEREUNDER, AND FOR INTENTIONAL, RECKLESS OR GROSSLY NEGLIGENT BREACHES OF THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING FROM THE SUBJECT MATTER OF THIS AGREEMENT, REGARDLESS OF THE TYPE OF CLAIM AND EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

15. GENERAL PROVISIONS

15.1.  INJUNCTION. Each Party agrees that the obligations assumed by the other Party hereunder are necessary and reasonable in order to protect the other Party and its operations, and each Party expressly agrees that monetary damages will not alone be adequate to compensate the other Party for any breach. Accordingly, each Party agrees that any such violation or threatened violation will cause irreparable injury to the other Party and that, in addition to any other remedies that may be available at law, equity, or otherwise, each Party shall be entitled to injunctive relief against a threatened breach of this Agreement or the continuation of any such breach by the other Party, without the necessity of proving actual damages. In any action for a breach hereof, in addition to any damages that may be awarded to the prevailing party, the prevailing Party shall be entitled to recover its reasonable attorneys' fees and other litigation costs from the other Party.

15.2.  DISPUTE RESOLUTION. Any dispute, claim or controversy arising out of hereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined under by arbitration in the Commonwealth of Kentucky, in the City of Bowling Green and the County of Warren, located in the United States of America before one arbitrator. The arbitration shall be administered by JAMS or pursuant to JAMS' Streamlined Arbitration or relating to this Agreement or the breach, termination, enforcement, interpretation or validity Rules and Procedures. Judgment on the Award may be entered in any United States federal or state court having jurisdiction. This clause shall not preclude Parties from seeking provisional remedies in aid of arbitration from any United States federal or state court of appropriate jurisdiction within Bowling Green, Warren County, Commonwealth of Kentucky in the United States of America. The arbitrator shall have the authority to issue all remedies, including equitable and injunctive relief, to enforce all provisions of this Agreement. The arbitrators shall apply law of the Commonwealth of Kentucky, of the United States of America without regard to choice of law

15.3.  NO ASSIGNMENT BY LICENSEE. Licensee shal not have the right to assign its rights or obligations under this Agreement without the prior written consent of Licensor.

15.4.  RIGHT OF FIRST OFFER. IfLicensordesiresto sel, assign, or otherwise transfer anyor al ofits rights, titles, or interest in and to the Intelectual Property (including my merger, change of control, sale of al or substantialy al of its relevant assets, or otherwise), Licensor shal deliver to Licensee prior written notice of its intent to transfer, and Licensee shal have the right of first o fer to acquire al such rights, titles, and interest. Within fifteen (15) days of the date of the foregoing notice, the Parties shal begin to discuss in good faith the determination of the purchase price. If the Parties cannot so agree within ninety (90) days of the date such discussion began, the Licensor shal have the option to sel, assign or otherwise transfer such rights, titles, and interest to an entity other than Licensee. If any other entity’s offer is materially the same as Licensee’s best offer, Licensor will notify Licensee again before finalizing a sale to such other Person.

15.5.  CHANGE OF CONTROL. Notwithstanding any change of control or sale of ownership interest in either party, this Agreement shal remain in ful force and e fect and al obligations hereunder shal continue to be binding upon the successor entity.

15.6.  USE OF TRADEMARKS. Except as set forth herein, neither Party shall use any name, trade name or other designation of the other Party (including any contraction, abbreviation, or simulation of the foregoing), or reference or disclose the contents this Agreement, without the prior written consent of the other Party.

15.7.  SEVERABILITY. If any term or provision of this Agreement shall, in any jurisdiction and to any extent, be considered invalid or unenforceable, the unenforceable term or provision shall be ineffective only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other term or provision of this Agreement, so long as the remainder of this Agreement still effectuates the essential purposes of this Agreement. If such essential purposes cannot be effectuated, this Agreement shall either be renegotiated or terminated without cause by either Party.

15.8.  WAIVER. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver, nor shall it deprive that Party of the right to insist later on adherence thereof, or thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing to be effective.

15.9.  HEADINGS. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

15.10.  COMPLIANCE WITH LAW. Each Party to this Agreement agrees to comply with all applicable laws, rules, regulations, licenses and approvals of any duly constituted governmental authority having jurisdiction.

15.11.  NO AGENCY. This Agreement establishes a contractual relationship but does not create any legal structure such as a partnership, joint venture or any agency relationship between the Parties, nor shall either Party hold itself out as such contrary to the terms hereof by advertising or otherwise, nor shall either Party be bound or become liable because of any representation, action or omission of the other Party. Each Party is an independent contractor of the other and this Agreement does not create an agency relationship between them. Neither party assumes any liability or responsibility for personnel of the other.

15.12.  NOTICE. All communications and notices between the Parties concerning this Agreement shall be in writing and delivered either in person or by mail to the person and address specified below. Such communications and notices shall be effective upon receipt.

For Licensor:	Paul Reid, or the sitting Managing Director of Cataclean Global Limited

For Licensee:	Jesse Weaver, or the sitting Chief Financial Officer of Holley Performance Products Inc.

15.13.  SURVIVAL. Sections 4, 10.1, 11, 14, 15.1, 15.2, and 15.12 shall survive the expiration of this Agreement and shall remain in effect beyond such termination or expiration until fulfilled and shall apply to each Party's successors and assigns.

15.14.  ENTIRE AGREEMENT. This Agreement is the complete and exclusive statement of the agreement of the parties concerning the subject matter hereof and shall supersede all prior agreements and understandings, oral or written, between or among the Parties respecting the subject matter hereof. This Agreement may not be changed or terminated orally by or on behalf of any Party. Any amendments to this Agreement shall be in writing and signed by authorized representatives of both Parties.

15.15.  FORCE MAJEURE. The obligations of either party to perform under this Agreement shall be excused during any period of delay if such delay arises from any cause or causes which are beyond the reasonable control of the party obligated to perform, including, but not limited to, the following: acts of God, acts or omissions of any government, or any rules, regulations or orders of any Governmental Body or any officer, department, agency or instrumentality thereof, act of terrorism, war, fire, storm, flood, earthquake, insurrection, riot, invasion or strikes. The affected party shall use commercially reasonable efforts to remedy the effects of such force majeure. Any force majeure shall not excuse performance by the party, but shall postpone performance. If such force majeure shall continue for a period of ninety (90) days, the party seeking performance may cancel its obligations hereunder.

15.16.  COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed in duplicate originals by its duly authorized representative on the respective dates entered below.

CATACLEAN GLOBAL LIMITED	HOLLEY PERFORMANCE PRODUCTS INC.

By: Paul Reid	By: /s/ Jesse Weaver

Title: Managing Director	Title: CFO

Date: 1/1/2025	Date: 1/1/2025